EXHIBIT 99.1

Predictive Oncology Reports First Quarter Financial Results

EAGAN, Minn., May 12, 2022 (GLOBE NEWSWIRE) -- The financial results from the first quarter we believe depicts a solid potential for growth in the upcoming period, in accordance with the report by Predictive Oncology Inc. (NASDAQ: POAI) today, disclosing the results for the quarter ended March 31, 2022. The consolidated results of Predictive Oncology’s reportable segments included recognized revenue of $314,568 for the quarter.

The artificial intelligence (AI) and data-driven discovery services entity also reported an update on its business operations. Highlights from the quarter included:

  Discovery 21 and PeDAL® platform validated as Predictive Oncology moves ahead with commercialization.
  Cash and equivalents were $25 million as of March 31, 2022.
  The company has not reported any long-term debt obligations in its capital structure.
  Predictive Oncology’s reported loss per common share was reduced to $0.05, as compared to $0.11 for the comparable period in 2021.

“We are extremely excited that our technology provides a significant competitive advantage to our business offerings. Our CRO services business applies PeDAL to address a range of needs from discovery through clinical and translational research, to clinical trials and diagnostic development and validation. We believe this market segment has significant growth potential for Predictive Oncology and we believe we are differentiated from traditional CRO’s and other Artificial Intelligence companies through this unique asset,” said J. Melville Engle, the Company’s Chairman and Chief Executive Officer.

Q1 2022 Financial results

Predictive Oncology reported consolidated revenue of $314,568 for the quarter, as compared to $280,317 for the same quarter in 2021. The positive change was mainly due to an increase of 6% in the Skyline segment (STREAMWAY® System product sales) and initial revenue from the zPREDICTA segment.

The new zPREDICTA segment has an encouraging sales pipeline, including additional revenue from current transactions that are expected to be recognized in the next several quarters.

General and administrative expenses decreased from $3.3 million on March 31, 2021, to $2.4 million in on March 31, 2022. This represents a positive change between quarters resulting from decreased retirement, legal and other professional expenses.

The gross profit margin remained steady at approximately 65% for March 31, 2022, and March 2021, respectively.

Operations expense increased by $316,259 to $891,071 in the three months ended March 31, 2022, as compared to the comparable quarter of 2021, mainly due to higher costs related to staff from our zPREDICTA division acquired in late 2021.

Net cash used in operating activities was $3,093,696 and $3,322,091 for the three months ended March 31, 2022, and March 31, 2021, respectively. Cash used in operating activities decreased in March 2022 as compared to the comparable period of 2021, because of the decrease in cash used for working capital and lower operating costs.

The quarterly sales and marketing expenses of the company have increased by $189,826 for the quarter to $304,467, as compared to the comparable period in 2021. This increment was principally a direct result of the strategic decision to focus on the company’s commercialization efforts in 2022, which will be largely focused on the Helomics and zPREDICTA products. These factors increased the company’s expenses for corporate development, sales staff, marketing and public relations.

About Predictive Oncology Inc.

Predictive Oncology (NASDAQ: POAI) operates through four segments (Skyline, Helomics, zPREDICTA and Soluble), which covers five subsidiaries: Helomics, TumorGenesis, Skyline Medical, zPREDICTA and Soluble Biotech.

TumorGenesis is the company’s arm for research and development for zPREDICTA, Soluble Biotech and Helomics. This subsidiary is also involved in media which aid cancer cells grow outside the body of patients and preserve their proteomic and RNA/DNA signatures. Helomics Holding Corporation is involved in applying artificial intelligence (“AI”) in the company’s precision medicine business, to offer AI-driven predictive models of tumor drug response to enhance clinical results for patients and to aid diagnostic, biotech and pharmaceutical industries in the new personalized diagnostics and drugs development. Skyline Medical Inc. (“Skyline Medical”), the STREAMWAY System is a fully automated wall-mounted system, which is utilized to dispose of an unlimited quantity of suction fluid offering continuous performance for medical practitioners while effectively eradicating healthcare professional’s exposure to potentially infectious liquids gathered during surgical and other medical operations. Soluble Biotech Inc. is involved in research focused on protein production, stability studies and solubility improvements. zPREDICTA, Inc carries out tumor-specific research using vitro models for oncology and drug development.

Forward-Looking Statements:
This press release comprises of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management's beliefs and certain assumptions made by our management. Words such as "expects," "plans," "intends," "anticipates," "believes," "estimates," "seeks," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). The Company’s actual results may differ materially from the anticipated results reflected in these forward-looking statements.

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$25,115,561	$28,202,615
Accounts Receivable	264,966	354,196
Inventories	455,680	387,684
Prepaid Expense and Other Assets	408,102	513,778
Total Current Assets	26,244,309	29,458,273

Fixed Assets, net	2,335,692	2,511,571
Intangibles, net	3,893,438	3,962,118
Lease Right-of-Use Assets	651,921	814,454
Other Long-Term Assets	75,618	167,065
Goodwill	6,857,790	6,857,790
Total Assets	$40,058,768	$43,771,271

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$1,106,811	$1,021,774
Accrued Expenses and other liabilities	695,416	1,262,641
Derivative Liability	127,572	129,480
Deferred Revenue	182,626	186,951
Lease Liability	568,825	639,662
Total Current Liabilities	2,681,250	3,240,508

Lease Liability – Net of current portion	133,926	239,664
Other long-term liabilities	63,098	25,415
Total Liabilities	2,878,274	3,505,587

Stockholders’ Equity:
Preferred Stock, 20,000,000 authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 shares outstanding	792	792
Common Stock, $.01 par value, 200,000,000 shares authorized, 65,906,465 and 65,614,597 outstanding	659,065	656,146
Additional paid-in capital	167,931,634	167,649,028
Accumulated Deficit	(131,410,997)	(128,040,282)
Total Stockholders’ Equity	37,180,494	40,265,684

Total Liabilities and Stockholders’ Equity	$40,058,768	$43,771,271

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$314,568	$280,317
Cost of goods sold	109,443	97,758
Gross margin	205,125	182,559
General and administrative expense	2,423,651	3,270,777
Operations expense	891,071	574,812
Sales and marketing expense	304,467	114,641
Total operating loss	(3,414,064)	(3,777,671)
Other income	42,430	28,259
Other expense	(989)	(234,972)
Gain on derivative instruments	1,908	95,671
Net loss	$(3,370,715)	$(3,888,713)

Loss per common share - basic and diluted	$(0.05)	$(0.11)

Weighted average shares used in computation - basic and diluted	65,835,080	36,513,300

Investor Relations Contact:

Landon Capital
Keith Pinder
(404) 995-6671
kpinder@landoncapital.net